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                     October 18, 2022

       Steve Filton
       Executive Vice President and Chief Financial Officer
       Universal Health Services, Inc.
       367 South Gulph Rd.
       King of Prussia, PA 19406

                                                        Re: Universal Health
Services, Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2021
                                                            Filed February 24,
2022
                                                            File No. 001-10765

       Dear Steve Filton:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Industrial Applications and

                     Services